EXHIBIT 1


                    [LETTERHEAD OF ESSEX COUNTY GAS COMPANY]

                                              FOR IMMEDIATE RELEASE

                                              June 24, 1998
7 North Hunt Road
Amesbury, MA  01913
                                              James H. Hastings
                                              (978) 556-1319

                      ESSEX COUNTY GAS SHAREHOLDERS APPROVE

                         MERGER WITH EASTERN ENTERPRISES


      Amesbury/Weston, MA -- June 24, 1998 -- Essex County Gas Company (NASDAQ:
ECGC) announced today that shareholders approved the Agreement and Plan of Merger dated as of December 19, 1997 with Eastern Enterprises (NYSE:
EFU).

      Philip H. Reardon, President and Chief Executive Officer of Essex County Gas Company commented, "Our shareholders have strongly endorsed our Boards' conclusion that a merger with Eastern Enterprises strengthens Essex County Gas' ability to grow and service customers going forward in this increasingly competitive energy marketplace." Eastern's Chairman and Chief Executive Officer,
J. Atwood Ives, added "We are excited about the growth opportunities for natural gas in Essex County. We look forward to providing continued quality service to customers in the area, as well as building additional value for Essex County Gas' shareholders."

      The Massachusetts Department of Telecommunications and Energy (MDTE) is in the process of reviewing the terms of the merger agreement, together with the proposed rate plan which calls for an immediate 5% reduction in rates for Essex County Gas customers followed by a ten-year base rate freeze. The MDTE is expected to issue its decision later this year.


      Essex County Gas Company distributes natural gas to over 43,000 customers in northwestern Massachusetts.


      Eastern Enterprises owns and operates Boston Gas Company, New England's largest distributor of natural gas, serving 530,000 residential, commercial and industrial customers in Boston and 73 other eastern and central Massachusetts communities, and Midland Enterprises, Inc., the leading carrier of coal and major carrier of other dry bulk cargoes on the nation's inland waterways, with a fleet of 2,348 barges and 87 towboats. ServicEdge Partners, Inc., a new subsidiary of Eastern, provides HVAC equipment installation and service to customers in eastern Massachusetts.